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                                                                     Exhibit 3.1

                            AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION
                                     OF
                       OPHIDIAN PHARMACEUTICALS, INC.


        The following are the articles of incorporation of Ophidian Pharmaceuticals, Inc., a Wisconsin corporation, as amended to date. They supersede and take the place of the corporations existing articles of incorporation and any amendments to the same.

                                  ARTICLE I

        The name of the corporation is OPHIDIAN PHARMACEUTICALS, INC.

                                 ARTICLE II

        The period of existence of the corporation is perpetual. The corporation's registered office is located at 5445 E. Cheryl Parkway, Madison, Wisconsin 53711, and the name of its registered agent at that office is Douglas C. Stafford.

                                 ARTICLE III

        The purposes for which the corporation is organized are to engage in any lawful activity within the purposes for which a corporation may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.

                                 ARTICLE IV

        The aggregate number of shares which the corporation shall have authority to issue is Twenty-Two Million Four Hundred Thousand (22,400,000) consisting of one class only of common shares with a par value of $0.0025 per share.

                                  ARTICLE V

        The corporation shall have the right to purchase, take, receive or otherwise dispose of its own shares subject to the provisions of Section
180.385 of the Wisconsin Statutes (1987-88).


                                 ARTICLE VI

        The corporation shall have the right, from time to time, to distribute to its shareholders cash or property in partial liquidation, out of stated capital or net capital surplus of the corporation, subject to the provision of
Section 180.39 of the Wisconsin Statutes (1987-88).


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                                 ARTICLE VII

        The number of directors constituting the board of directors of the corporation shall be fixed by or in the manner provided in the bylaws.

                                ARTICLE VIII

        The shareholders of the corporation may have preemptive rights, but only if provided in, and then to the extent and on the terms and conditions set forth in, the bylaws of the corporation.

                                 ARTICLE IX

        The shareholders may adopt, amend or delete a bylaw of this corporation that fixes a greater or lower quorum requirement or a greater voting requirement for shareholders or voting groups of shareholders on particular matters than is provided under applicable sections of the Wisconsin business corporation law.


                               ---------------

        The undersigned, the duly elected and acting President and Chief Executive Officer of Ophidian Pharmaceuticals, Inc. a Wisconsin corporation, in accordance with Section 180.1007 of the Wisconsin Business Corporation Law, does hereby certify by signing below that the foregoing articles constitute the amended and restated articles of incorporation of Ophidian Pharmaceuticals, Inc., that the foregoing contains amendments to the articles of incorporation that do not require shareholder approval, and that the board of directors of Ophidian Pharmaceuticals, Inc. adopted the foregoing amended and restated articles of incorporation on July 30, 1997.

                                           /s/ Douglas C. Stafford
                                           -------------------------------------
                                           Douglas C. Stafford, Ph.D.
                                           President and Chief Executive Officer
                                           Ophidian Pharmaceuticals, Inc.

This instrument was drafted
by and is returnable to:

Michael E. Skindrud
LaFollette & Sinykin
One East Main Street
P.O. Box 2719
Madison, WI  53701-2719



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